Exhibit 99.1

40 Enterprise Boulevard
PO Box 9300
Bozeman, MT 59718-9300
406.522.4200 P
406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Katie O’Connell
The Blueshirt Group	RightNow Technologies
415.217.7722	925.674.1487 Desk
todd@blueshirtgroup.com	510.304.3707 Cell
stacie@blueshirtgroup.com	koconnell@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS

BOZEMAN, MONT. (July 24, 2006)—RightNow® Technologies, Inc. (NASDAQ: RNOW), today announced results for the second quarter ended June 30, 2006. RightNow reported its 34th consecutive quarter of revenue growth, with second quarter consolidated revenue of $26.9 million, an increase of 28 percent from the second quarter of 2005.

The net loss in the second quarter of 2006 was $(1.8) million or $(0.05) per diluted share, including $(0.02) related to the post-acquisition operating results of Salesnet, compared to net income of $1.6 million, or $0.05 per diluted share, in the second quarter of 2005. Second quarter 2006 non-GAAP net income per share was $0.00, which excludes stock-based compensation charges of $(0.05) per diluted share.

Revenue for the six month period ended June 30, 2006 was $51.5 million, or 31 percent more than the comparable 2005 period. The net loss for the six months ended June 30, 2006 was $(2.2) million, or $(0.07) per diluted share, as compared to net income of $2.4 million, or $0.07 per diluted share, for the six months ended June 30, 2005.

RightNow added 70 new customers and handled 223 million customer interactions during the second quarter. Including the addition of the Salesnet customers, we now have over 1,700 customers. New, renewed and expanded customer relationships during the second quarter of 2006 included Authentium, Briggs Corporation, CIGNA, Datamail, iRobot, Monster.com, New Balance Athletic Shoe, Sharper Image Corporation, US Government Printing Office, and Vodafone NZ.

“RightNow continues to gain momentum from the combination of our industry leading customer experience solutions and the growing mainstream acceptance of On Demand solutions among large enterprises,” said Greg Gianforte, founder and CEO. “Our sales pipeline is the strongest ever, driven by our expanding product footprint and the high levels of customer satisfaction we have enjoyed since our earliest days.”

Susan Carstensen, CFO, stated “Bookings of $33.2 million and cash from operations of $6.9 million in the quarter bring our year-to-date totals to approximately $71 million and $13 million, for increases of 49 percent and 123 percent, respectively, over last year. We are reiterating our guidance of 40 — 50 percent bookings growth and 70 — 115 percent cash flow growth for 2006. One positive trend to note is that term licenses as a percentage of revenue continue to increase, as they have over the last 5 quarters providing additional visibility into our results.”

Guidance

•                  The Company expects to record amortization of intangible assets related to the purchase of Salesnet of approximately $250,000 per quarter. Additionally, the Company now expects that perpetual license revenue will make up 18 to 22 percent of revenue, compared to previous guidance of 20 to 25 percent.

•                  For the third quarter of 2006, revenue is anticipated to be in the range of $28.0 to $29.0 million. The net (loss) per diluted share is expected to be in the range of $(0.01) to $(0.04) cents, including $(0.01) from the amortization of acquired intangible assets. Excluding the effect of stock-based compensation, non-GAAP net income per diluted share is expected to be in the range of $0.00 to $0.03 cents.

•                  For the full year 2006, the Company reiterates its bookings growth guidance of 40 to 50 percent, with cash from operations of $26 to $32 million. Accounting for the lower mix of perpetual revenue, revenue is anticipated to be in the range of $111 to $114 million, and the net loss per share in the range of $(0.07) to $(0.12) cents. Excluding the effect of stock-based compensation, non-GAAP net income per diluted share for the year is expected to be in the range of $0.04 to $0.09 cents.

Quarterly Conference Call

RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, July 24, 2006. To access the call, please dial (800) 289-0494, or outside the U.S. dial (913) 981-5520, at least five minutes prior to the start time. An audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm. A replay of today’s conference call will be available on the company Web site at www.shareholder.com/rnow/, under the Investor Webcasts menu, from 5:30 p.m. (MT) on July 24, 2006 until 10:00 p.m. (MT) August 7, 2006.  You may also access a replay of today’s call by dialing (719) 457-0820 or (888) 203-1112 with the replay passcode 3693249.

About RightNow Technologies, Inc.

RightNow (NASDAQ: RNOW) is leading the industry beyond CRM to high-impact Customer Experience Management solutions. More than 1,700 companies around the world turn to RightNow to drive a superior customer experience across the frontlines of their business. As a win on service strategy becomes a business imperative, experience management solutions are increasingly recognized as a core driver of business success. Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Global Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products in a cost-effective and timely manner; the gain or loss of key customers; our ability to successfully retain customers and employees of Salesnet, Inc. and to integrate Salesnet’s products and processes following our recent acquisition of that company; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.
Consolidated Balance Sheets
(In thousands) (Unaudited)

	June 30,	Dec 31,
	2006	2005
Assets
Cash and cash equivalents	$30,546	$40,874
Short-term investments	35,203	23,314

Accounts receivable	26,250	25,462
Term receivables, current	19,255	15,376
Allowance for doubtful accounts	(2,331)	(2,209)
Net receivables	43,174	38,629
Prepaid & other current assets	2,514	1,993
Total current assets	111,437	104,810

Property and equipment, net	8,620	6,451
Term receivables, non-current	15,765	10,697
Intangible assets, net	9,592	1,487
Other	107	231
Total Assets	$145,521	$123,676

Liabilities and Stockholders’ Equity
Accounts payable	$3,221	$2,308
Commissions and bonuses payable	3,066	2,910
Other accrued liabilities	5,749	5,733
Current portion of long-term debt	35	30
Current portion of deferred revenue	56,222	48,673
Total current liabilities	68,293	59,654

Long-term debt, less current portion	123	117
Deferred revenue, net of current portion	31,012	19,250

Stockholders’ equity:
Common stock	32	32
Additional paid-in capital	81,856	78,312
Accumulated other comprehensive (loss)	(312)	(401)
Accumulated deficit	(35,483)	(33,288)
Total stockholders’ equity	46,093	44,655
Total Liabilities Stockholders’ Equity	$145,521	$123,676

RightNow Technologies, Inc.
Consolidated Operating Statements
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Software, hosting and support	$20,636	$16,864	$39,946	$30,738
Professional services	6,272	4,214	11,593	8,682
Total revenue	26,908	21,078	51,539	39,420

Cost of revenue:
Software, hosting and support	3,159	2,276	5,930	4,340
Professional services	4,941	2,879	9,045	5,575
Total cost of revenue	8,100	5,155	14,975	9,915

Gross profit	18,808	15,923	36,564	29,505

Operating expenses:
Sales and marketing	14,852	10,557	28,578	20,014
Research and development	3,476	2,426	6,606	4,587
General and administrative	2,709	1,586	4,765	2,996
Total operating expenses	21,037	14,569	39,949	27,597

Income (loss) from operations	(2,229)	1,354	(3,385)	1,908

Interest and other income (expense), net	768	331	1,440	623

Income (loss) before income taxes	(1,461)	1,685	(1,945)	2,531
Provision for income taxes	(294)	(126)	(250)	(171)
Net income (loss)	$(1,755)	$1,559	$(2,195)	$2,360

Net income (loss) per share:
Basic	$(0.05)	$0.05	$(0.07)	$0.08
Diluted	$(0.05)	$0.05	$(0.07)	$0.07

Shares used in the computation:
Basic	32,172	30,232	32,057	30,025
Diluted	32,172	33,367	32,057	33,477

Supplemental information of stock-based compensation expense included in:
Cost of software, hosting and support	$ 55	$ —	$ 93	$ —
Cost of professional services	137	—	234	—
Sales and marketing	535	—	901	—
Product development	233	—	392	—
General and administrative	718	—	841	—
Total stock-based compensation	$ 1,678	$ —	$ 2,461	$ —

RightNow Technologies, Inc.
Consolidated Statements of Cash Flow
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating activities:
Net income (loss)	$(1,755)	$1,559	$(2,195)	$2,360
Non-cash adjustments:
Depreciation and amortization	1,337	828	2,442	1,570
Stock-based compensation	1,678	-	2,461	-
Provision for losses on accounts receivable	7	(8)	(241)	44
Changes in operating accounts:
Receivables	1,386	(5,866)	(8,412)	(8,268)
Prepaid expenses	8	67	(159)	23
Accounts payable	56	2	744	778
Commissions and bonuses payable	(752)	588	35	(75)
Other accrued liabilities	(694)	371	(191)	579
Deferred revenue	5,349	4,941	18,325	8,760
Other	244	82	107	32
Cash provided by operating activities	6,864	2,564	12,916	5,803

Investing activities:
Net change in short-term investments	(8,140)	(4,483)	(11,889)	7,005
Acquisition of property and equipment	(2,770)	(1,070)	(3,910)	(2,148)
Business acquisitions	(8,731)	(1,012)	(8,731)	(1,012)
Other	—	—	(10)	—
Cash provided (used) by investing activities	(19,641)	(6,565)	(24,540)	3,845

Financing activities:
Proceeds from issuance of common stock	567	1,217	999	1,805
Payments on long-term debt	(7)	—	(14)	—
Cash provided by financing activities	560	1,217	985	1,805

Effect of foreign exchange rates on cash and cash equivalents	319	(79)	311	(105)

Increase (decrease) in cash and cash equivalents	(11,898)	(2,863)	(10,328)	11,348

Cash and cash equivalents at beginning of period	42,444	33,155	40,874	18,944
Cash and cash equivalents at end of period	$30,546	$30,292	$30,546	$30,292

RightNow Technologies, Inc.
Reconciliation of Non-GAAP Measurements
(Amounts in thousands, except per share amounts) (Unaudited)

Diluted Earnings Per Share Reconciliation

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Net (loss) as reported	$(1,755)	$(2,195)
Add stock-based compensation (“SBC”)	1,678	2,461
Net income (loss) before SBC	$(77)	$266

Diluted net (loss) per share, as reported	$(0.05)	$(0.07)
Diluted net income (loss) per share, before SBC	(0.00)	0.01

Diluted shares outstanding, as reported	32,172	32,057
Diluted shares outstanding, excluding the effect of SBC	32,172	33,965

Forward-Looking Guidance Reconciliation

	GAAP Guidance				Non-GAAP Guidance
	From	To	Adjustment		From	To
Third quarter ending September 30, 2006
Net income (loss)	$(1,300)	$(300)	$1,300	[a]	$—	$1,000
Diluted EPS	$(0.04)	$(0.01)			$0.00	$0.03
Diluted shares	32,300	32,300	2,000	[b]	34,300	34,300

Year ending December 31, 2006
Net income (loss)	$(3,900)	$(2,300)	$5,300	[a]	$1,400	$3,000
Diluted EPS	$(0.12)	$(0.07)			$0.04	$0.09
Diluted shares	32,500	32,500	2,000	[b]	34,500	34,500

[a] Estimated stock-based compensation expense to be recorded for the periods indicated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006. Periods prior to 2006 do not include stock-based compensation expense.

[b] Estimated adjustment for the dilutive effect of outstanding common stock equivalents.

[c] Estimated adjustment for the dilutive effect of outstanding common stock equivalents.

About Non-GAAP Financial Measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

RightNow’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding RightNow’s operating results because they facilitate the comparison of results for future periods with results from past periods. RightNow adopted SFAS 123R on January 1, 2006 using the modified prospective method. Results of prior periods have not been restated to conform with the 2006 presentation. We believe the calculation of diluted net income per share, calculated without stock-based compensation expense, provides a meaningful comparison to our diluted net income per share figures reported for 2005 and prior years.